As filed with the Securities and Exchange Commission on July 22, 2009
Registration No. 333

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Walter Investment Management Corp.
(Exact name of registrant as specified in its charter)

Maryland	13-3950486
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
4211 West Boy Scout Boulevard, 4th Floor
Tampa, Florida 33607-5724
(813) 871-4811
(Address including zip code, and telephone number, including area code, of Principal Executive Offices)

WALTER INVESTMENT MANAGEMENT CORP. 1999 EQUITY INCENTIVE PLAN (AS AMENDED)
WALTER INVESTMENT MANAGEMENT CORP. 2009 LONG-TERM INCENTIVE AWARD PLAN
(Full titles of the plans)

Stuart D. Boyd, Esq.
Walter Investment Management Corp.
4211 West Boy Scout Boulevard, 4th Floor
Tampa, Florida 33607-5724
(Name and address of agent for service)
(813) 871-4811
(Telephone number, including area code, of agent for service)

With copies to:
Peter Gordon, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company☑
CALCULATION OF REGISTRATION FEE

Proposed
		maximum	Proposed
		offering	maximum
	Amount to be	price per	aggregate offering	Amount of
Title of securities to be registered	registered (2)	share (3)	price (3)	registration fee (3)
Common Stock, $.01 par value (1)	3,260,137 shares	$14.22	$46,356,106.55	$2,586.67

(1)	Includes, with respect to each share of common stock, an associated preferred stock purchase right (the “Rights”), giving the holder the right to purchase one one-ten-thousandth of a share of Participating Preferred Stock, par value $.01, for each share of common stock. The Rights are appurtenant to and trade with the common stock. No separate consideration is payable for the Rights. Therefore, the registration fee for the Rights is included in the fee for the common stock.

(2)	This Registration Statement registers 260,137 shares of common stock of the registrant underlying outstanding but unexercised options previously granted under the Walter Investment Management Corp. 1999 Equity Incentive Plan, as amended (the “1999 Plan”), 174,543 shares of common stock of the registrant underlying outstanding but unexercised options previously granted under the Walter Investment Management Corp. 2009 Long-Term Incentive Award Plan (the “2009 Plan”), and 2,825,457 shares of common stock of the registrant issuable under the 2009 Plan, as well as an indeterminate number of additional shares of common stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based (i) with respect to the 260,137 shares underlying outstanding options previously granted under the 1999 Plan, on the weighted average per share exercise price of such outstanding but unexercised options equal to approximately $13.28 (based on a $3,453,847.55 aggregate exercise price), (ii) with respect to the 174,543 shares underlying outstanding options previously granted under the 2009 Plan, on the weighted average per share exercise price of such outstanding but unexercised options equal to approximately $14.60 (based on a $2,547,669.40 aggregate exercise price), and (iii) with respect to the 2,825,457 additional shares issuable under the 2009 Plan, on the average of the daily high and low sale prices of the registrant’s common stock reported on the NYSE Amex stock exchange on July 21, 2009 equal to approximately $14.28 ($40,354,589.60 in the aggregate).

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interest of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
INDEX OF EXHIBITS
EX-4.4.2 Amendment No. 1 to the Walter Investment Management Corp. 1999 Equity Incentive Plan
EX-4.4.3 Amendment No. 2 to the Walter Investment Management Corp. 1999 Equity Incentive Plan
EX-4.5 Walter Investment Management Corp. 2009 Long-term Incentive Award Plan
EX-5.1 Opinion of Venable LLP
EX-23.1 Consent of Ernst & Young LLP
EX-23.2 Consent of PricewaterhouseCoopers LLP

PART I
INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS
     All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by Walter Investment Management Corp. (the “Company”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this Registration Statement:
1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

3.	The Company’s Current Reports on Form 8-K or Form 8-K/A filed on January 12, 2009, February 11, 2009, February 20, 2009, February 26, 2009, March 31, 2009, April 7, 2009, April 21, 2009, April 23, 2009, May 1, 2009, May 5, 2009, May 21, 2009, May 26, 2009 and July 10, 2009; and

4.	The description of the Company’s common stock contained in its Registration Statement on Form 8-A pursuant to Section 12(b) of the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interest of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty which is established by a final judgment and is material to the cause of action. The Company’s charter contains a provision that limits, to the maximum extent permitted by Maryland statutory or decisional law, the liability of its directors and officers to the Company and its stockholders for money damages.

     Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:
•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
     A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.
     In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
     The Company’s charter requires, to the maximum extent permitted by Maryland law, the Company to indemnify and to pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (a) any present or former director or officer and (b) any individual who, while a director or officer and, at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee employee or agent from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities. The Company’s charter and bylaws also permit it to indemnify and advance expenses to any individual who served its predecessor in any of the capacities described above and any employee or agent of the Company or its predecessor.
     As permitted under Maryland law, the Company has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Company would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9. Undertakings.
(a)	The Company hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 22nd day of July 2009.

WALTER INVESTMENT MANAGEMENT CORP.
By:	/s/ Mark J. O’Brien
	Name:	Mark J. O’Brien
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark J. O’Brien his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the dates indicated by the following persons in the capacities indicated:

Name	Title	Date

/s/ Mark J. O’Brien Mark J. O’Brien	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 22, 2009

/s/ Kimberly A. Perez Kimberly A. Perez	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	July 22, 2009

/s/ Ellyn L. Brown Ellyn L. Brown	Director	July 22, 2009

/s/ John A. Burchett John A. Burchett	Director	July 22, 2009

Name	Title	Date

/s/ Denmar J. Dixon
Denmar J. Dixon	Director	July 22, 2009

/s/ William J. Meurer
William J. Meurer	Director	July 22, 2009

/s/ Shannon E. Smith
Shannon E. Smith	Director	July 22, 2009

/s/ Michael T. Tokarz
Michael T. Tokarz	Director	July 22, 2009

INDEX OF EXHIBITS

Exhibit
Number	Description of Exhibit

4.1	Specimen Common Stock Certificate (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2009)

4.2	Form of Articles of Amendment and Restatement of the Charter of the Company (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2009)

4.3	Form of Amended and Restated By Laws of the Company (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2009)

4.4.1	Walter Investment Management Corp. 1999 Equity Incentive Plan (incorporated by reference to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2000, File No. 001-13417, as amended)

4.4.2	Amendment No. 1 to the Walter Investment Management Corp. 1999 Equity Incentive Plan *

4.4.3	Amendment No. 2 to the Walter Investment Management Corp. 1999 Equity Incentive Plan *

4.5	Walter Investment Management Corp. 2009 Long-term Incentive Award Plan *

4.6.1	Stockholder Protection Rights Agreement dated as of April 11, 2000 between Company and State Street Bank & Trust Company, as Rights Agent (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 24, 2000)

4.6.2	Amendment to Stockholder Protection Rights Agreement effective as of September 26, 2001, among Company, State Street Bank and Trust Company and EquiServe Trust Company, N.A. (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 16, 2002)

4.6.3	Second Amendment to Stockholder Protection Rights Agreement dated as of June 10, 2002 between Company and EquiServe Trust Company, N.A. (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 16, 2002)

4.6.4	Third Amendment to Stockholder Protection Rights Agreement, entered into as of September 30, 2008, between Company and EquiServe Trust Company, N.A. (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2008)

4.6.5	Fourth Amendment to Stockholder Protection Rights Agreement, entered into as of February 6, 2009, between Registrant and EquiServe Trust Company, N.A. (incorporated by reference to the Company’s Registration Statement on Form S-4, Registration No. 333- 155091, as amended, which became effective under the Securities Act of 1933, as amended, on February 18, 2009)

Exhibit
Number	Description of Exhibit

5.1	Opinion of Venable LLP *

23.1	Consent of Ernst & Young LLP *

23.2	Consent of PricewaterhouseCoopers LLP *

23.3	Consent of Venable LLP (filed as part of Exhibit 5.1) *

24.1	Power of Attorney (included as part of the signature pages to this Registration Statement)

*	Filed herewith.